Exhibit 4(g)

ANCHOR NATIONAL LIFE INSURANCE COMPANY

ACCIDENTAL DEATH BENEFIT RIDER

This Rider adds a benefit to and becomes a part of the contract to which it is attached ("the contract"). All definitions, provisions and exceptions of the contract apply to this Rider unless changed by this Rider. In the case of any conflict between the provisions of the contract and this Rider, the provisions of this Rider will control.

INJURY is Bodily injury caused by an accident which occurs while coverage under the Accidental Death Benefit is in force, and resulting, directly and independently from all other causes, in death.

ACCIDENTAL DEATH BENEFIT - If an Accidental Death Benefit Charge is included on the Contract Schedule, an Accidental Death Benefit may be payable which is equal to the lesser of the Contract Value as of the date the Death Benefit is determined, or $250,000. The Accidental Death Benefit is payable if the death of the primary Owner (i.e. the first owner listed on the Contract Schedule) occurs prior to the Contract Anniversary next following his/her 75th birthday, and is the result of an Injury incurred while he/she was the primary Owner. The death must also occur before the Annuity Date and within 365 days of the date of the accident which caused the Injury.

The Accidental Death Benefit will not be paid for any death caused by or resulting (in whole or in part) from the following:

  suicide or attempted suicide while sane or insane; or intentionally self-inflicted injuries;

  sickness, disease or bacterial infection of any kind, except pyogenic infections which occur as a result of an injury, or bacterial infections which result from the accidental ingestion of contaminated substances;

  injury sustained as a consequence of riding in, including boarding or alighting from, any vehicle or device used for aerial navigation except if the primary Owner is a passenger on any aircraft licensed for the transportation of passengers;

  declared or undeclared war or any act thereof; or

  service in the military, naval or air service of any country.

This Rider will be in effect if:

  the Owner elected it on the application; and

  the charge for this Rider is shown on the Contract Schedule.

Signed by the Company:

[signatures appear here]